EXHIBIT 99

HARDINGE INC.	Contact:
One Hardinge Drive	Edward J. Gaio
Elmira, N.Y. 14902	Vice President and CFO
(607) 378-4207

Hardinge Inc. Secures New $100 Million

Multi-Currency Credit Facility

ELMIRA, N.Y. – June 17, 2008 – Hardinge Inc. (NASDAQ-GS: HDNG), a leading global provider of advanced material-cutting solutions, today announced that it has entered into a new five-year $100 million multi-currency secured credit facility arranged through JPMorgan Chase Bank, N.A., acting as administrative agent and lead arranger with Bank of America, N.A. as syndication agent and KeyBank National Association and HSBC Bank USA, National Association as co-documentation agents with Wells Fargo and Credit Suisse as participants.

“We are pleased to have access to the added financial strength and flexibility afforded by our new multi-currency credit facility,” said Richard L. Simons, President and Chief Executive Officer. “With more than two-thirds of Company revenue originating outside of the US, Hardinge will benefit significantly from having the ability to borrow in a variety of currencies and jurisdictions. We expect our new credit facility to enhance our ability to respond to global opportunities.”

The Company’s new multi-currency credit facility replaced a secured credit facility which was due to mature January 2011. “The new secured credit facility is expected to be adequate to enable Hardinge to meet all of its anticipated operating requirements, as well as handle worldwide cash flows more efficiently,” said Edward J. Gaio, Vice President and Chief Financial Officer. “In addition, our ability to partner with a prestigious group of global banks will provide a variety of world class, value added treasury services to our business.”

The agreement provides for a revolving loan facility allowing for borrowing of up to $100.0 million.  Currently, the Company has borrowed approximately $21.5 million against the facility limit.

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Hardinge is a global designer, manufacturer and distributor of machine tools, specializing in high-precision, computer controlled, material-cutting machines.  The Company’s products are distributed to most of the industrialized markets around the world and in 2007 approximately 66% of sales were from outside of North America.  Hardinge has a very diverse international customer base and serves a wide variety of end-user markets.  Along with metalworking manufacturers which make parts for a variety of industries, our customers include a wide range of end users in the aerospace, agricultural, transportation, basic consumer goods, communications and electronics, construction, defense, energy, pharmaceutical and medical equipment, and recreation industries, among others.  The Company has manufacturing operations in the United States, Switzerland, Taiwan and China.  Hardinge’s common stock trades on NASDAQ Global Select Market under the symbol, “HDNG.”  For more information, please visit http://www.hardinge.com.

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. The company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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